Exhibit 99.1

News Release

Graham Corporation 20 Florence Avenue Batavia, NY 14020
IMMEDIATE RELEASEGraham Corporation Reports 42% Sales Growth and Record Backlog of $63.0 Million for Third Quarter of Fiscal 2008
•	Third quarter sales grew to $20.6 million

•	Continued strong margins with gross margin of 41.9% and operating margin of 26.2%

•	Earnings per diluted share expands to $0.74 compared with $0.14 in the third quarter fiscal 2007

•	Several projects awarded in quarter result in orders of $26.6 million and a record backlog of $63.0 million
BATAVIA, NY, January 28, 2008 — Graham Corporation (AMEX: GHM), a critical equipment manufacturer for the oil refinery, petrochemical and power industries, today reported revenue of $20.6 million for the third quarter of fiscal 2008, a 42.2% increase compared with revenue of $14.5 million in the third quarter of fiscal 2007. Net income for the third quarter was $3.8 million, or $0.74 earnings per diluted share, compared with $666 thousand, or $0.14 earnings per diluted share, in the prior year’s third quarter. All per share amounts have been adjusted to reflect a five-for-four stock split which was distributed on or about January 3, 2008.
Sales increased $6.1 million in the quarter when compared with the same quarter last year. Condenser sales accounted for $4.2 million of this increase and $1.3 million came from aftermarket sales. Condenser sales of $7.1 million were 34% of total sales in the third quarter of fiscal 2008 compared with $2.9 million, or 20%, of total sales in the prior year’s third quarter. Ejector system sales of $7.0 million were 34% of total sales in the third quarter of fiscal 2008 compared with $5.7 million or 40% of total sales in the prior year’s third quarter. Aftermarket sales were 17% and 16% of total sales in the third quarter of fiscal 2008 and fiscal 2007, respectively. Graham’s product sales mix in the third quarter reflected greater export sales to the petrochemical markets, as several surface condenser orders that were booked nine to twelve months ago are now in production.
Domestic sales were 52% of total sales for the third quarter of fiscal 2008 compared with 61% in the same period the prior fiscal year.
Sales by industry in the third quarter of fiscal 2008 were 38% to the refining industry, 42% to the chemical and petrochemical industries and 20% to other industrial applications compared with 42% to the refining industry, 29% to the chemical and petrochemical industries and 29% to other industrial applications in the prior year’s third quarter. Additional historical information regarding sales by industry and region are contained in the tables at the end of this press release.
Mr. James R. Lines, President and Chief Executive Officer of Graham Corporation commented, “Expansions and upgrades in the oil refining and petrochemical industry continue to drive demand for our products and services. We believe that we are able to capitalize on the current strength of the market as a result of our productivity enhancements. Not only has our use of selective outsourcing further expanded production capacity, but our ongoing initiatives in both engineering and production to expand capacity are focused on leveraging our infrastructure while being mindful of managing fixed costs.”
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Graham Corporation Reports 42% Sales Growth and Record Backlog of $63.0 Million
for Third Quarter of Fiscal 2008
January 28, 2008
Costs and expenses
Gross profit was $8.6 million, or 41.9% of sales, in the third quarter of fiscal 2008 compared with
$3.4 million, or 23.4% of sales, in the same period in the prior fiscal year. The third fiscal quarter historically is affected by seasonality with the lowest number of production hours available, however, improved operating efficiency gains in both engineering and manufacturing contributed to the year-over-year gains. Approximately 9% of manufacturing production hours were outsourced during the third quarter of fiscal 2008.
Selling, general and administrative, or SG&A, expenses were $3.2 million, or 16% of sales, in the third quarter of fiscal 2008 compared with $2.5 million, or 17% of sales, in the same period of the prior fiscal year. The increase in year-over-year SG&A expenses resulted from higher commission and variable compensation costs related to higher sales and net income. Graham expects quarterly SG&A to be in the range of $3.5 to $3.7 million in the fourth quarter of fiscal 2008. Operating margin was 26.2% in the third quarter of fiscal 2008 compared with 5.9% in the same quarter in the prior fiscal year.
Interest income for the third quarters of fiscal 2008 and 2007 was $304 and $130, respectively. Increased interest income resulted from increases in investments.
In the third quarter of fiscal 2008, the effective tax rate was 34% compared with 33% in the third quarter of fiscal 2007, and is expected to remain at approximately 34% for the full fiscal year.
Mr. Lines continued, “Our strategy to reduce lead time, expand capacity and better leverage costs has positively affected gross margin. In addition, strong demand has allowed us to continue to apply disciplined order selection criteria and that, too, has improved gross margins.”
Nine-Month Review
Sales for the first nine months of fiscal 2008 were $63.7 million, up 41% compared with $45.0 million in the first nine months of fiscal 2007. Sales to the refining sector comprised 46% of sales through the first nine months of fiscal 2008, while chemical and petrochemical sales were 31% of total sales and the remaining 23% were to power and other industrial applications. Through the first nine months of fiscal 2007, sales to the refining sector were 34% of total sales, 40% to the chemical and petrochemical sector and 26% to the power sector and other industrial applications. Sales to the domestic market were 56% of total sales for the first nine months of fiscal 2008 compared with 48% in the first nine months of fiscal 2007. Additional historical information regarding sales by industry and location are contained in the tables at the end of this press release.
Gross profit margin for the first nine months of fiscal 2008 was 40% compared with 24% for the first nine months of the prior fiscal year. Improved project selection and product mix, combined with higher production capacity from internal productivity enhancements contributed to the year-over-year gains.
SG&A expenses for the first nine months of fiscal 2008 were $9.8 million, or 15% of sales, compared with $7.4 million, or 17% of total sales, in the first nine months of fiscal 2007. The absolute dollar increase was primarily a result of higher sales commissions and variable compensation costs on higher sales and net income.
For the nine months ended December 31, 2007 and 2006, interest income was $799 and $356, respectively. Increased interest income resulted from increases in investments.
Net income for the first nine months of fiscal 2008 was $10.8 million, or $2.16 earnings per diluted share, compared with $2.3 million, or $0.48 earnings per diluted share, in the first nine months the prior fiscal year.
Balance Sheet and Cash Management
Cash, cash equivalents and investments at December 31, 2007 were $33.0 million compared with
$15.1 million as of March 31, 2007 and $24.1 million as of September 30, 2007. Approximately $29.9 million is invested in United States government and government-sponsored Moody’s AAA rated instruments with maturity periods of 91 to 120 days.
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Graham Corporation Reports 42% Sales Growth and Record Backlog of $63.0 Million
for Third Quarter of Fiscal 2008
January 28, 2008
Net cash provided by operating activities was $7.0 million and $16.0 million in the third quarter and first nine months of fiscal 2008, respectively, compared with net cash provided by operating activities of
$6.2 million and $3.5 million in the third quarter and first nine months of fiscal 2007, respectively. The $12.5 million improvement in the year-over-year nine month periods was due to higher net income, greater use of deferred tax assets and less operating working capital in the current fiscal year.
Capital expenditures in the third quarter of fiscal 2008 were $0.2 million and were $0.7 million for the first nine months compared with $0.5 million and $1.2 million in the same periods of the prior fiscal year, respectively. Capital expenditures for the full fiscal year are expected to be approximately $1.5 million.
Graham entered into a new revolving credit facility with the Bank of America, N.A., in December 2007 that provides a line of credit of $30 million including letters of credit and bank guarantees. Letters of credit outstanding as of December 31, 2007 were $11.1 million compared with $7.3 million as of December 31, 2006. There were no borrowings outstanding as of December 31, 2007.
In the third quarter of fiscal 2008, Graham declared a five-for-four stock split of its common shares, increasing the number of outstanding shares from approximately 4.0 million to approximately 5.0 million. Additionally, the quarterly cash dividend was increased 50% to $0.03 per share on a post-split basis.
Outlook
Orders for the third quarter of fiscal 2008 were $26.6 million, a 56% increase compared with orders of $17.1 million in the same period in the prior fiscal year, and up sequentially from orders of $20.5 million in the second quarter of fiscal 2008. Orders for the first nine months of fiscal 2008 were $72.0 million, up 21%, or $12.7 million, compared with $59.3 million in the first nine months of fiscal 2007. Orders from the refining sector in the third quarter of fiscal 2008 were 46% of total orders compared with 45% in the third quarter of fiscal 2007. In addition, orders for fertilizer producing facilities and ethanol plants, along with a large order for a domestic refinery capital maintenance project, contributed to third quarter new orders. Domestic orders in the third quarter of fiscal year 2008 were up 101% and export orders down 5%, in each case compared with the third quarter of the prior fiscal year. For the nine-month period ended December 31, 2007, domestic orders were up 103%, or $26.3 million, compared with the same period in the prior fiscal year, while export orders declined 40%, or $13.6 million, compared with the same period in the prior fiscal year.
Due to the size of ejector and condenser orders, timing of order acceptance can significantly impact any particular reporting period. Graham does not believe that quarter-to-quarter comparisons are indicative of future business trends.
Backlog was at a record level of $63.0 million as of December 31, 2007, up 32% compared with backlog of $47.6 million as of December 31, 2006, and up 11% compared with $56.8 million in backlog as of September 30, 2007. Approximately 13%, or $8.2 million, of Graham’s backlog is not expected to be converted to sales within the next twelve months. Approximately 50% of the orders in backlog are for refinery project work, 23% for chemical and petrochemical projects and 27% for power and other industrial and commercial applications.
Mr. Lines commented, “We expect that revenue for fiscal year 2008 will be near the upper end of the previously announced $80 to $85 million range and that gross margin will be in the high-30% range. As we look toward fiscal 2009 and beyond, we believe the favorable industry dynamics that exist in the refining industry will remain strong through fiscal 2010 and potentially beyond and will continue to spur demand for our products. We believe there are no fundamental changes in the global near-term outlook in the refining and petrochemical sectors.”
He added, “It is important to note that capacity constraints at the engineering contractors and end users, which includes skilled human resource limitations, combined with cost creep, are extending the planning and execution cycle for many projects which in turn has impacted the pace of projects and procurement patterns.
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Graham Corporation Reports 42% Sales Growth and Record Backlog of $63.0 Million
for Third Quarter of Fiscal 2008
January 28, 2008
Additionally, there has been a step-up in foreign competition in our core markets which in turn may result in more competitive bid processes and lower margin potential. We continue to guide expectations for sustained gross margins to be in the mid-30% range in the next fiscal year, which incorporates the change in mix and increased competition in the market offset by productivity enhancements.”
Webcast and Conference Call
Graham’s senior management team will host a conference call and live webcast today at 1:00 p.m. EST. During the conference call and webcast, James R. Lines, President and CEO, and J. Ronald Hansen, Vice President Finance and Administration and CFO, will review Graham’s financial and operating results as well as its strategy and outlook. A question-and-answer session will follow.
Graham’s conference call can be accessed as follows:
•	The live webcast can be found at http://www.graham-mfg.com. Participants should go to the website 10 -15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

•	The teleconference can be accessed by dialling 1-201-689-8560 and referencing conference ID number 268534 approximately 5 — 10 minutes prior to the call.
The conference call and webcast will be archived and can be reviewed as follows:
•	The webcast will be archived at http://www.graham-mfg.com. A transcript will also be posted once available.

•	A replay can be heard by calling 1-201-612-7415, and entering the account number 3055 and conference ID number 268534. The telephonic replay will be available through February 4, 2008 at 11:59 p.m. Eastern Time.
ABOUT GRAHAM CORPORATION
With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a global designer, manufacturer and supplier of ejectors, pumps, condensers, vacuum systems and heat exchangers. Over the past 71 years, Graham has built a reputation for top quality, reliable products and high-standards of customer service. Sold either as components or complete system solutions, the principal markets for Graham’s equipment are the petrochemical, oil refining and electric power generation industries, including cogeneration and geothermal plants. Graham’s equipment can be found in diverse applications, such as metal refining, pulp and paper processing, ship-building, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning.
Graham Corporation’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. More information regarding Graham can be found at its website:
www.graham-mfg.com
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to statements relating to anticipated revenues, profit margins, foreign sales operations, its strategy to build its global
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Graham Corporation Reports 42% Sales Growth and Record Backlog of $63.0 Million
for Third Quarter of Fiscal 2008
January 28, 2008
sales representative channel, the effectiveness of automation in expanding its engineering capacity, its ability to improve cost competitiveness, customer preferences and changes in market conditions in the industries in which Graham Corporation operates are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.
For more information contact:
J. Ronald Hansen, Vice President — Finance and Administration, and CFO
Phone: (585) 343-2216 Email: rhansen@graham-mfg.com
-OR-
Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com
FINANCIAL TABLES FOLLOW.

Graham Corporation Reports 42% Sales Growth and Record Backlog of $63.0 Million
for Third Quarter of Fiscal 2008
January 28, 2008
Graham Corporation Third Quarter Fiscal 2008
Consolidated Statements of Operations and Retained Earnings
(Amounts in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Net sales	$20,625	$14,500	$63,672	$45,011
Cost of products sold	11,978	11,110	38,449	34,279

Gross profit	8,647	3,390	25,223	10,732

Gross profit margin	41.9%	23.4%	39.6%	23.8%
Other expenses:
Selling, general and administrative	3,239	2,530	9,756	7,441
Operating income	5,408	860	15,467	3,291
Operating profit margin	26.2%	5.9%	24.3%	7.3%
Interest income	(304)	(130)	(799)	(356)
Interest expense	1	2	9	8

Income before income taxes	5,711	988	16,257	3,639
Provision for income taxes	1,948	322	5,414	1,294

Net income	3,763	666	10,843	2,345

Retained earnings at beginning of period	29,559	18,787	22,675	17,301
Dividends	(148)	(97)	(344)	(290)

Retained earnings at end of period	$33,174	$19,356	$33,174	$19,356

Per Share Data:
Basic:
Net income	$.76	$.14	$2.20	$.48

Diluted:
Net income	$.74	$.14	$2.16	$.48

Weighted average common shares outstanding:
Basic:	4,972	4,876	4,936	4,857
Diluted:	5,062	4,922	5,018	4,922

Dividends declared per share	$.03	$.02	$.07	$.06

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Graham Corporation Reports 42% Sales Growth and Record Backlog of $63.0 Million
for Third Quarter of Fiscal 2008
January 28, 2008
Graham Corporation Third Quarter Fiscal 2008
Consolidated Balance Sheets
(Amounts in thousands, except per share data)
(unaudited)

	December 31,	March 31,
	2007	2007
Assets
Current assets:
Cash and cash equivalents	$3,118	$1,375
Investments	29,890	13,676
Trade accounts receivable, net of allowances ($66 and $48 at December 31, and March 31, 2007, respectively)	7,611	11,859
Unbilled revenue	4,286	4,793
Inventories	4,509	4,682
Prepaid expenses and other current assets	1,390	354

Total current assets	50,804	36,739
Property, plant and equipment, net	8,754	8,780
Deferred income tax asset	—	2,901
Prepaid pension asset	2,473	445
Other assets	28	13

Total assets	$62,059	$48,878

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$25	$37
Accounts payable	3,371	5,143
Accrued compensation	3,582	3,205
Accrued expenses and other liabilities	1,853	2,048
Customer deposits	7,855	6,100
Deferred income tax liability	68	87

Total current liabilities	16,754	16,620

Long-term debt	40	56
Accrued compensation	294	263
Other long-term liabilities	154	58
Accrued pension liability	266	251
Accrued postretirement benefits	998	976

Total liabilities	18,506	18,224

Stockholders’ equity:
Preferred stock, $1 par value — Authorized, 500 shares	—	—
Common stock, $.10 par value — Authorized, 6,000 shares Issued and outstanding, 4,961 and 4,859 shares at December 31 and March 31, 2007, respectively	496	389
Capital in excess of par value	12,194	10,008
Retained earnings	33,174	22,675
Accumulated other comprehensive loss	(2,299)	(2,367)
Notes receivable from officers and directors	(12)	(51)

Total stockholders’ equity	43,553	30,654

Total liabilities and stockholders’ equity	$62,059	$48,878

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Graham Corporation Reports 42% Sales Growth and Record Backlog of $63.0 Million
for Third Quarter of Fiscal 2008
January 28, 2008
Graham Corporation Third Quarter Fiscal 2008
Condensed Consolidated Statements of Cash Flows
(Dollar amounts in thousands)
(unaudited)

	Nine Months Ended
	December 31,
	2007	2006
Operating activities:
Net income	$10,843	$2,345

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	706	663
Discount accretion on investments	(693)	(315)
Non-cash stock-based compensation expense	125	59
Gain on disposal of property, plant and equipment	—	(13)
Deferred income taxes	3,035	1,291
(Increase) decrease in operating assets:
Accounts receivable	4,248	(1,360)
Unbilled revenue	507	1,189
Inventories	173	(351)
Domestic and foreign income taxes receivable/payable	(687)	(158)
Prepaid expenses and other current and non-current assets	(376)	(69)
Prepaid pension asset	(2,028)	(2,109)
Increase (decrease) in operating liabilities:
Accounts payable	(1,866)	1,750
Accrued compensation, accrued expenses and other current and non-current liabilities	214	(726)
Customer deposits	1,745	1,375
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	68	(71)

Total adjustments	5,171	1,155

Net cash provided by operating activities	16,014	3,500

Investing activities:
Purchase of property, plant and equipment	(659)	(1,152)
Proceeds from sale of property, plant and equipment	44	15
Purchase of investments	(65,271)	(22,446)
Redemption of investments at maturity	49,750	21,500

Net cash used by investing activities	(16,136)	(2,083)

Financing activities:
Proceeds from issuance of long-term debt	69	3,073
Principal repayments on long-term debt	(97)	(3,110)
Issuance of common stock	970	413
Collection of notes receivable from officers and directors	39	13
Dividends paid	(344)	(290)
Excess tax deduction from exercise of stock options	1,198	—

Net cash provided by financing activities	1,835	99

Effect of exchange rates on cash	30	6

Net increase in cash and cash equivalents	1,743	1,522
Cash and cash equivalents at beginning of period	1,375	570

Cash and cash equivalents at end of period	$3,118	$2,092

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Graham Corporation Reports 42% Sales Growth and Record Backlog of $63.0 Million
for Third Quarter of Fiscal 2008
January 28, 2008
Graham Corporation Third Quarter Fiscal 2008
Additional Information
ORDER AND BACKLOG TREND
(Dollar amounts in millions)

	Q107	Q207	Q307	Q407	FY 2007	Q108	Q208	Q308
	6/30/06	9/30/06	12/31/06	3/31/07	3/31/07	6/30/07	9/30/07	12/31/07
Orders	$20.0	$22.1	$17.1	$27.3	$86.5	$24.8	$20.5	$26.6
Backlog	$38.6	$45.0	$47.6	$54.2	$54.2	$59.2	$56.8	$63.0

SALES BY INDUSTRY
(Dollar amounts in millions)

	Q107	Q207	Q307	Q407	FY 2007	Q108	Q208	Q308
	6/30/06	9/30/06	12/31/06	3/31/07	3/31/07	6/30/07	9/30/07	12/31/07
Refining	$4.0	$5.3	$6.0	$7.4	$22.7	$9.7	$12.0	$7.9
Chem/ Petrochemical	$7.2	$6.6	$4.2	$7.8	$25.8	$4.6	$6.5	$8.5
Power	$0.7	$1.0	$1.2	$0.4	$3.3	$0.8	$0.4	$0.1
Other	$2.7	$3.0	$3.1	$5.2	$14.0	$4.9	$4.2	$4.1
Total	$14.6	$15.9	$14.5	$20.8	$65.8	$20.0	$23.1	$20.6

SALES BY REGION
(Dollar amounts in millions)

	Q107	Q207	Q307	Q407	FY 2007	Q108	Q208	Q308
	6/30/06	9/30/06	12/31/06	3/31/07	3/31/07	6/30/07	9/30/07	12/31/07
North America	$7.6	$6.8	$9.1	$12.2	$35.8	$11.7	$17.8	$11.3
Middle East	$4.8	$4.5	$1.8	$4.1	$15.3	$4.2	$0.5	$1.6
Asia	$1.1	$3.9	$2.2	$4.0	$11.2	$2.5	$2.1	$3.9
Other	$1.1	$0.7	$1.4	$0.5	$3.5	$1.6	$2.7	$3.8
Total	$14.6	$15.9	$14.5	$20.8	$65.8	$20.0	$23.1	$20.6

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